Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
Sean Wheatley Factory Card & Party Outlet Corp. (630) 579-2164 swheatley@factorycard.com

FACTORY CARD & PARTY OUTLET CORP.

ANNOUNCES THIRD QUARTER RESULTS

NAPERVILLE, IL (December 4, 2003) – Factory Card & Party Outlet Corp. (FCPO) reports results for third quarter ended November 1, 2003. For the quarter ended November 1, 2003, the Company reported net income of $0.5 million or $0.13 per fully diluted share compared with 2002 third quarter net loss of $0.2 million or $0.07 per fully diluted share. Net sales for the third quarter of 2003 were $51.4 million, compared with $48.9 million the same period last year. Comparative store sales increased 4.4 percent. For the first nine months of 2003 net income was $2.4 million or $0.75 per fully diluted share. Net sales were $165.7 million compared with $167.7 million for the same period last year.

“During the third quarter we initiated the company growth strategy with the opening of three new prototype stores,” said Gary Rada, President and Chief Executive Officer. “Our favorable performance also reflects the successful test of our expanded Halloween offering in selected stores,” he added.

A comparison of net income and earnings per share for the first nine months of 2003 to the first nine months of 2002 would not be meaningful due to significant reorganization cost, gains related to extinguishment of unsecured creditors’ claims and fresh start accounting adjustments and capital structure changes related to the Company’s emergence from Chapter 11 on April 6, 2002.

Factory Card & Party Outlet, (www.factorycard.com) based in Naperville, Illinois, operated 174 Company-owned retail stores in 20 states at the end of the third quarter, offering an extensive assortment of party supplies, greeting cards, gift-wrap, and other special occasion merchandise at everyday value prices.

Certain statements in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, year-end adjustments and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements express or implied by such forward-looking statements.

In general, the results, performance or achievements of the Company and its stores and the value of the Company’s common stock are dependent upon a number of factors including, without limitation, the dependence on key personnel; competition, ability to anticipate merchandise trends and consumer demand; ability to maintain relationships with suppliers; successful implementation of information systems; successful handling of merchandise logistics; inventory shrinkage; ability to meet future capital needs; governmental regulations; and other factors both referenced and not referenced in the Company’s filings with the Securities and Exchange Commission.

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FACTORY CARD & PARTY OUTLET CORP.

AND SUBSIDIARY

Condensed Consolidated Statements of Operations

(Unaudited)

(Dollar amounts in thousands, except per share data)

	Successor Company	Successor Company	Successor Company	Successor Company	Predecessor Company
	Three Months Ended November 1, 2003	Three Months Ended November 2, 2002	Nine Months Ended November 1, 2003	Seven Months Ended November 2, 2002	Two Months Ended April 6, 2002
Net sales	$51,353	$48,942	$165,729	$126,862	$40,837
Cost of sales	32,622	32,540	106,509	81,945	26,991

Gross profit	18,731	16,402	59,220	44,917	13,846
Selling, general and administrative expenses	17,232	15,919	52,893	39,485	12,212
Depreciation	466	393	1,400	849	1,030
Reorganization items	—	—	—	—	(18,840)
Interest expense	283	419	863	985	374

Income (loss) before income tax expense (benefit)	750	(329)	4,064	3,598	19,070
Income tax expense (benefit)	300	(132)	1,625	1,428	(360)

Net income (loss)	$450	$(197)	$2,439	$2,170	$19,430

Net income (loss) per share – basic	$0.15	$(0.07)	$0.84	$0.76

Weighted average shares outstanding – basic	2,923,163	2,874,896	2,908,650	2,867,156

Net income (loss) per share – diluted	$0.13	$(0.07)	$0.75	$0.72

Weighted average shares outstanding – diluted	3,597,393	2,874,896	3,238,425	3,003,660